Exhibit 107
Calculation of Filing Fee Table
Form
S-3
(Form Type)
PURECYCYLE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charters)
Table 1—Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	1	Equity	Common Stock, par value $0.001 per share	457(c)	4,091,293	$8.425	$34,469,143.53	0.0001531	$5,277.23

Fees Previously Paid		—	—	—	—	—	—		—

Carry Forward Securities		—	—	—	—		—			—	—	—	—

		Total Offering Amounts					$34,469,143.53		$5,277.23

		Total Fees Previously Paid							—

		Total Fee Offsets							—

		Net Fee Due							$5,277.23
Offering Note(s)

1
Represents up to 4,091,293 shares of Common Stock, $0.001 par value per share (the “
Common Stock
”), of PureCycle Technologies, Inc. (“
Registrant
”) that will be offered for resale by the selling stockholders pursuant to the prospectus contained in the prospectus supplement to which this exhibit is attached. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “
Securities Act
”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 457(c) under the Securities Act, the Proposed Maximum Offering Price Per Unit is calculated on the basis of the average of the high and low prices per the Common Stock reported on the Nasdaq Capital Market on February 7, 2025, a date within five business days prior to the initial filing of the registration statement to which the exhibit is attached.

Narrative Disclosure